Exhibit 21

List of Subsidiaries of Registrant

Subsidiaries of Twin Cities Power Holdings, LLC At December 31, 2014
Company Name	Jurisdiction of Organization	Tier	Status
Twin Cities Power, LLC	Minnesota	First	Active
Chesapeake Trading Group, LLC	Minnesota	Second	Active
Summit Energy LLC	Minnesota	Second	Active
Minotaur Energy futures, LLC	Minnesota	Second	Active
TC Energy Trading, LLC	Minnesota	Second	Inactive
Twin Cities Power Services, LLC	Minnesota	Second	Inactive
Vision Consulting, LLC	Minnesota	Second	Inactive

Cygnus Partners, LLC	Minnesota	First	Active
Cygnus Energy Futures, LLC	Minnesota	Second	Active

Twin Cities Energy, LLC	Minnesota	First	Inactive
Twin Cities Power – Canada, Ltd.	Alberta	Second	Inactive

Retail Energy Holdings, LLC	Minnesota	First	Active
Town Square Energy, LLC	Delaware	Second	Active
Discount Energy Group, LLC	Delaware	Second	Active

Cyclone Partners, LLC	Minnesota	First	Active

Apollo Energy Services, LLC	Minnesota	First	Active